Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

Name of the Entity	Place of Incorporation
Somos Sistemas de Ensino S.A. Colégio Anglo São Paulo Ltda. Livraria Livro Fácil Ltda. A&R Comércio e Serviços De Informática Ltda. Mind Makers Editora Educacional Ltda.	Brazil Brazil Brazil Brazil Brazil